EXHIBIT 99.1

Office of the United States Trustee

In re: The Kushner-Locke Company	DEBTOR IN POSSESSION OPERATING REPORT

Chapter 11 Case No. LA 01-44828-SB (Administratively Consolidated with Case Nos. LA 01-44829-SB through LA 01-44831-SB; LA 01- 44833-SB through LA 01-44836-SB; and LA 01-44841-SB)	Report Number: For the Period FROM: TO:	17 3/1/2003 3/31/2003	Page 1 of 2

1 Profit and Loss Statement (Accrual Basis Only)
A. Related to Business Operations
Gross Sales		$—

Costs Related to Revenues (Film Cost Amortization)

Gross Profit			—

Less: Operating Expenses
Officer Compensation	23,175

Salaries and Wages - Other Employees	23,728

Total Salaries and Wages		46,903

Employee Benefits and Pensions		2,529

Employer Payroll Taxes/Fees	3,151

Other Taxes	10

Total Taxes		3,161

Rent and Lease Expense (including parking)	2,360

Distribution/Delivery Expenses	51

Interest Expense

Insurance	—

Automobile Expense/Mileage

Utilities (incl. Phone, phone equipment, internet)	471

Depreciation and Amortization

Business Equipment Leases	260

Business Expense reimbursement	331

Storage Expense	7,000

Supplies, Office Expenses, Photocopies, etc.

Bad Debts

Miscellaneous Operating Expenses	513

Total Operating Expenses		63,579

Net Gain/Loss from Business Operations			(63,579)

B. Not related to Business Operations
Income
Interest Income

Other Non-Operating Revenues		—

Gross Proceeds on Sale of Assets	—

Less: Original Cost of Assets plus expenses of sale	—

Net Gain/Loss on Sale of Assets		—

Total Non-Operating Income			—

Expenses Not Related to Business Operations
Legal and Professional Service Fees		2,250

Other Non-Operating Expenses (Board/Trustee fees)

Total Non-Operating Expenses			2,250

NET INCOME/(LOSS) FOR PERIOD			$(65,829)

DEBTOR IN POSSESSION OPERATING REPORT NO: 17	Page 2 of 2

2	Aging of Accounts Payable and Accounts Receivable (exclude prepetition accounts payable):

	Accounts	Accounts
	Payable	Receivable

Current Under 30 days	35,870	—
Overdue 31-60 days	—	—
Overdue 61-90 days	—
Overdue 91-120 days	—
Overdue Over 121 days	—
Due in the Future	—	1,241,500

TOTAL	35,870	1,241,500

3	Statement of Status of Payments to Secured Creditors and Lessors:

No payments to Secured Creditors or Lessors were paid or payable during the reporting period.

4	Tax Liability

No tax payments were paid or payable during the reporting period other than payroll taxes shown above.

5	Insurance Coverage

	Carrier/	Amount of	Policy	Premium Paid
	Agent Name	Coverage	Expiration Date	Through Date

Worker’s Compensation (RENEWED)	St. Paul	1,000,000	1/14/2004	1/14/2004
Commercial Property (RENEWED)	St. Paul	2,000,000	2/14/2004	2/14/2004
Errors & Omissions - Library (RENEWED)	St. Paul	3,000,000	3/3/2004	3/3/2004
Employment Practices Liability (RENEWED-run off)	Nat’l Union	5,000,000	10/30/2003	10/30/2003

6	Questions:

A.	Has the Debtor in Possession provided compensation to any officers, directors, shareholders, or other principals without the approval of the Office of the United States Trustee?

☐ Yes Explain:

☒ No

B.	Has the Debtor in Possession, subsequent to the filing of the petition, made any payments on its prepetition unsecured debt, except as authorized by the Court?

☐ Yes Explain:

☒ No

7	Statement on Unpaid Professional Fees (Postpetition Amounts Only)

Total unpaid post-petition Professional Fees during the reporting period: $ 855,014.66

8	Narrative Report of Significant Events and Events out of the Ordinary Course of Business:

None.

9	Quarterly Fees:

Paid

I, Alice Neuhauser, declare under penalty of perjury that the information contained in the above Debtor in Possession Interim Statement is true and correct to the best of my knowledge.

/s/ Alice P. Neuhauser

Debtor in Possession